(English Translation)

Haolai BWA Information Technology
(Shanghai) Co. Ltd.

Equity Joint Venture Contract

Between

Shanghai Haolai Computer Information Technology Co., Ltd

And

BroadWebAsia, Inc.

Table of Contents

Chapter 1	General Provisions

Chapter 2	Joint Venture

Chapter 3	Establishment of Joint Venture Company

Chapter 4	Scope and Achievements

Chapter 5	Total Amount of Investment and the registered Capital

Chapter 6	Responsibilities

Chapter 7	Board of Directors

Chapter 8	Business Management Office

Chapter 9	Equipment Purchase

Chapter 10	Labor Management

Chapter 11	Labor Union

Chapter 12	Tax, Finance and Audit

Chapter 13	Duration of Joint Venture Company

Chapter 14	The Disposal of Assets After the Expiration of the Duration

Chapter 15	The Amendment, Alteration and Discharge of the Contract

Chapter 16	Liabilities for Breach of Contract

Chapter 17	Force Majeure

Chapter 18	Governing Law

Chapter 19	Settlement of Disputes

Chapter 20	Effectiveness and Miscellaneous

Chapter 1 General Provisions

In accordance with the "Law of the People’s Republic of China on Chinese-foreign Equity Joint Venture", Shanghai Haolai Computer Information Technology Co., Ltd and BroadWebAsia, Inc., on the basis of the principle of equity and mutual benefit and through friendly consultations, agree to establish a joint venture enterprise in China.

Chapter 2 Joint Venture

Article 1     Parties of this contract are as follows:

Party A: Shen Dehua
Nationality: China
Address: Room 402, No. 8, Lane 261, Guan Shengyuan Road, Shanghai, China
ID number: 310104195408264859

Party B: BroadWebAsia, Inc.
Nationality: USA
Registered address: 9255 Sunset Blvd., Suite 1010 Los Angeles, California 90025 USA
Registered number: 685749

Chapter 3 Establishment of the Joint Venture Company

Article 2     In accordance with the "Law of the People’s Republic of China on Chinese-foreign Equity Joint Venture", Party A and Party B reach an agreement on the foundation of the joint venture company, Haolai BWA Computer Information Technology (Shanghai ) Co., Ltd. (hereinafter referred to as EJV company)

Article 3     The name of the company: 上海好莱计算机信息技术有限公司
English name: Haolai BWA Computer Information Technology (Shanghai ) Co., Ltd.
Legal address: Room 2288, No. 4022, Xinjie Road, Zhuhang County, Jinshan District, Shanghai.

Article 4     All the activity of the EJV company shall be subject to the relevant laws and regulations of People’s Republic of China.

Article 5     The organization form of the EJV company is a limited liability company. Each party is liable to the EJV company within the limit of the capital subscribed by it. The profit, risks and losses of the EJV company shall be shared by the parties in proportion to their contributions of the registered capital.

Chapter 4 Scope and Achievements

Article 6     The aim of the EJV is, by the using of advanced network technology and abundant capital to develop the international market and enforce economic cooperation, in order to create favorable social and economic efficiency.

Article 7     The scope of the company includes technical service of computer network, digital, computer and communication, technology development, computer service, network installment, website build.

Chapter 5 Total Amount of Investment and Registered Capital

Article 8     The total amount of the EJV company is RMB 5.8 million.

Article 9     Party A and Party B contribute RMB 4.12 million as registered capital. Foreign shareholders’ required contribution shall be paid with the equivalent amount in dollars. The exchange rate of RMB & USD will be converted according to the foreign exchange quote price of that day, which is issued by State Administrative of Foreign Exchange.

Article 10     The specific contribution and shares proportion of each party shall be subject to "Capital and Stock Expansion Contract of Shanghai Haolai Computer Information Technology Co., Ltd." executed by both Party.

Article 11     Any party desires to transfer its whole or part of contribution, shall be agreed by other party herein and approved by relevant authority. When one party transfer whole or part of its contribution, the other party has the priority of purchase.

Chapter 6 Responsibilities

Article 12     Party A and Party B shall be respectively responsible for the following matters:

Responsibilities of Party A:

(1) Handle of applications for approval, register, business license and other matters;
(2) Organize the design and produce of EJV company’s factory and other construction;
(3) Assist EJV company in employment of personnel and technical staff and other needed talents;
(4) Assist foreign employees in applying visa, employment license and travel procedure;
(5) Deal with other matters assigned by EJV company.

Responsibilities of Party B:

Deal with other matters assigned by EJV company.

Chapter 7 Board of Directors

Article 13     The date of registration of the EJV company shall be the date of the establishment of the Board of Directors.

Article 14     The Board of Directors is composed of three directors, among which, two shall be appointed by Party A and one shall be appointed by Party B. Chairman of the board shall be elected by the Board of Directors.

Article 15     The highest authority of the EJV company shall be its board of directors. It shall decide all major issues. For the following issues, decisions can only be make if agreed by all the directors:

(1) deciding operation plans and investment proposal;
(2) making annual financial budget plan and final accounts;
(3) making distribution plan of annual profits and plan on loss remedy;
(4) making plans of increase or decrease registered capital;
(5) making plans of company’s merger or division, change or dissolution;
(6) deciding the establishment of internal management office;
(7) making and amending company’s management system and articles of association;
(8) deciding the engagement of general manager, deputy general manager and financial principal and their treatments;
(9) deciding and approving the important reports submitted by the general manager;
(10) discussing issues of changing company’s name and symbol;
(11) being in charge of expiration of the company and the liquidation matters upon the expiration of the EJV company;
(12) making standard of employee’s salary, salary form, bonus and allowance;
(13) deciding the proportion of reserve funds, bonuses and welfare funds for staff and workers and expansion funds for the company;
(14) deciding the method of amortization of EJV company’s fixed assets depreciation;
(15) deciding the maximum and minimum amount of EJV company’s circulating capital;
(16) others;

For other matters, the method of majority and simple majority shall be adopted.

Article 16     The chairman of the board is the legal representative of the EJV company. Should the chairman be unable to exercise he responsibilities for some reasons, he shall authorize any other directors to represent the EJV company temporarily.

Article 17     The board of directors shall convene at least one meeting every one year. The meeting shall be called and presided over by the chairman of the board. The chairman may convene an interim meeting based on a proposal made by more than one third of the total number of directors. Minutes of the meetings shall be placed on file.

Chapter 8 Business Management Office

Article 18     The system of job responsibility of the general manager under the board of directors is adopted by the EJV company. The EJV company shall establish a management office which shall be responsible for its daily management. The management office shall have one general manager, who shall be recommended by party A and hired by the Board of Directors. The general manager’s term of office is four year.

Article 19     The general manager shall be responsible to carry out the decisions of the Board of Directors and organized the daily works on management of the EJV company.

Article 20     In case of graft or serious dereliction of duty on the part of the general manager and deputy general managers, the Board of Directors shall is entitled to dismiss them at any time.

Chapter 9 Purchase of Equipment and Stock-In-Trade

Article 21     Under same conditions, the EJV company shall give first priority to purchase required equipment, stock-in-trade, transportation and office supplies or others in China.

Article 22     In case the EJV company entrusts Party B to purchase equipment on overseas market, persons appointed by Party A shall be invited to take part in the purchase.

Chapter 10 Labor Management

Article 23     Labor contract covering the recruitment, employment, dismissal and resignation, wages, labor insurance, welfare, rewards, penalty and other matters concerning the staff and the workers of the EJV company shall be drawn up by the Board of Directors in accordance with the "Regulations of the People’s Republic of China on labor Management in Equity Joint Ventures Enterprise" and respectively conclude a labor contract by the EJV company.

Article 24     The appointment of senior administrative personnel recommended by both parties, and their treatment, such as salaries, social insurance, welfare and the standard of travel expenses, shall be decided by the Board of Directors.

Chapter 11 Labor Union

Article 25     Staff and worker of the EJV company have the right to set up labor union and carry on activities in accordance with the Labor Union Law of the People’s Republic of China.

Article 26     Labor union is representatives of the interests of the staff and workers and its tasks are: to protect the democratic right and material interests of the staff and workers pursuant to the law; to help the EJV company with the arrangement and rational use of welfare and bonus funds; to organize political , professional, scientific and technical studies, carry out literary, art and sports activities; and to educate staff and workers to observe labor discipline and strive to fulfill the economic tasks of the enterprises.

Article 27     Labor union have the power to represent the staff and workers to sign labor contracts with the EJV company and supervise the execution of these contracts.

Article 28     Labor union representatives have the right to attend as nonvoting members and to report the opinions and demands of staff and workers to meetings of the Board of Directors held to discuss important issues such as development plans, production and operational activities of the EJV company. Article 29 The labor union shall take part in the mediation of disputes arising between the staff and workers and the EJV company.

Article 30     The EJV company shall allot an amount of money totally 2% of all the salaries of the staff and workers as labor union's funds which shall be used by the labor union in accordance with the "Managerial Rules for the Labor Union Funds" formulated by the All China Federation of Labor Union.

Chapter 12 Tax, Finance and Audit

Article 31     The EJV company shall pay tax subject to the Chinese relevant laws and regulations.

Article 32     The EJV company shall pay income tax subject to the Individual Income Tax Law of the People's Republic of China.

Article 33     The EJV company shall allocate reserve funds, bonuses and welfare funds for staff and workers and expansion funds for the company according to Law of the People’s Republic of China on Chinese-foreign Equity Joint Venture. Board of Directors shall decide each year’s proportion of allocation, actual amount of these three funds every year and the profit-distributable amount.

Article 34     The fiscal year of the EJV company shall be calendar year from January 1 to December 31. All vouchers, receipts, accounting statements and reports, accounting books shall be written in Chinese. If such accounting books were written in English, it shall have Chinese as explanation.

Article 35     Financial checking and examination of the EJV company shall be conducted by an auditor registered in China and reports shall be submitted to the Board of Directors and the general manager. If Party B desire to retain overseas auditors to check and exam, Party A shall agree. All the expenditure shall be borne by Party B.

Article 36     In the first three months of each fiscal year, the general manager shall prepare previous year’s proposal regarding the disposal of profits, and submit them to the Board of Directors for examination and approval.

Chapter 13 Duration of the EJV Company

Article 37     The duration of the EJV company is 30 years. The establishment of the EJV company shall start form the date on which the business license of the EJV company is issued. An application for the extension of the duration, proposed by one party and unanimously approved by the Board of Directors, shall be submitted to COFTEC or relevant authority six months prior to the expiry date of the EJV company.

Chapter 14 The Disposal of Assets After the Expiration of the Duration

Article 38     Upon the expiration of the duration or termination before the date of expiration of the EJV company, liquidation shall be carried out according to the relevant law. The liquidated assets shall be distributed in accordance with the proportion of investment contributed by both parties.

Chapter 15 The Amendment, Alteration and Discharge of the Contract

Article 39     The amendment of the contract or other appendixes shall come into force only after the written agreement signed by Party A and Party B and approved by the original examination and approval authority.

Article 40     In case of inability to fulfill the contract or to continue operation due to heavy losses in successive years as a result of force majeure, the duration of the EJV company and the contract shall be terminated before the time of expiration after unanimously agree upon by the Board of Directors and approved by the original examination and approval authority.

Article 41     If one party fails to fulfill the obligations of this contract, the party shall be deemed as unilaterally terminates the contract. The other party shall have the right to terminate the contract in accordance with the provisions of the contract after approved by the original examination and approval authority as well as to claim damages. If Party A and Party B agree to operate business continuously, the breaching party shall take responsibility for the loss of the EJV company.

Chapter 16 Liabilities for Breach of Contract

Article 42     Should either Party A or Party B fails to pay on schedule the contribution in accordance with the provisions defined in Chapter 5 of this contract, the breaching party shall pay to the other party 1% of the contribution starting from the first month after exceeding the time limit. Should the breaching party fails to pay after 3 months, 1% of the contribution shall be paid to other party, non-breaching party shall have the right to claim damages to the breaching party in accordance with the stipulation in Article 43 of the contract.

Article 43     Should all or part of the contract and its appendices be unable to be fulfilled owing to the fault of one party, the breaching party shall bear the responsibilities thus caused. Should it be the fault of both parties, they shall bear their respective responsibilities according to actual situation.

Chapter 17 Force Majeure

Article 44     Should either of parties to the contract be prevented from executing the contract by force majeure, such as earthquake, typhoon, flood, fire and war and other unforeseen events, and their happening and consequences are unpreventable and unavoidable, the prevented party shall notify the other party by cable without any delay, and within 15 days thereafter provide the detailed information of the events and a valid document for evidence issued by the relevant notary organization for explaining the reason of its inability to execute or delay the execution of all or part of the contract. Both parties shall, though consultations, decide whether to terminate the contract or to exempt the part of obligations for implementation of the contract or whether to delay the execution of the contract according to the effects of the events on the performance of the contract.

Chapter 18 Governing Law

Article 45     The execution, validity, interpretation and settlement of the dispute of this contract shall be governed by the related laws of the People’s Republic of China.

Chapter 19 Settlement of Disputes

Article 46     Any disputes arising from the execution of, or in connection with the contract shall be settle through friendly consultations between both parties. In case no settlement can be reached through consultations, the disputes shall be submitted to the Shanghai Foreign Economic and Trade Arbitration Commission of China for arbitration in accordance with its rules of procedure. The arbitral award is final and binding upon both parties.

Article 47     During the arbitration, the contract shall be executed continuously by both parties except for matter in disputes.

Chapter 20 Effectiveness and Miscellaneous

Article 48     The additional agreements are concluded according to the principle set forth herein, including but not limited to articles of association of the EJV company, construction agreement, technology transfer agreement, sales agreement, all of such contracts and agreements are composes of this entire contract.

Article 49     This contract and its appendices shall be effective on the date of approval by COFTEC or relevant authority.

Party A: Shen Dehua	Party B: BroadWebAsia, Inc

By: /s/	By: /s/

Date:	Date: January 30th, 2007

Haolai BWA Computer Information
Technology (Shanghai ) Co. Ltd.

Joint Venture
Disposal Agreement on post-credit and debts

Between

Shanghai Haolai Computer Information Technology Co., Ltd And

BroadWebAsia, Inc.

Parties of this agreement are as follows:

Party A: Shen Dehua
Nationality: China
Address: Room 402, No. 8, Lane 261, Guan Shengyuan Road, Shanghai, China
ID number: 310104195408264859

Party B: BroadWebAsia, Inc.
Nationality: USA
Registered address: 9255 Sunset Blvd., Suite 1010 Los Angeles, California 90025 USA
Registered number: 685749

WHEREAS,

Through the 2007 shareholders resolution (07 Guzi di 1 hao) of Shanghai Haolai Computer Information Technology Co., Ltd, the Capital and Stock Expansion Resolution was passed. The decision of disposal credit and debts of Haolai BWA Computer Information Technology (Shanghai ) Co., Ltd by Party A and Party B is as follow:

After February 1st, 2007, if any credit or debts was not paid off, the Party A and Party B will have the rights to bear all the such credit and debts according the share proportion set forth in "Capital and Stock Expansion Contract of Haolai BWA Computer Information Technology (Shanghai ) Co., Ltd.".

Party A: Shen Dehua	Party B: BroadWebAsia, Inc

By: /s/	By: /s/

Date:	Date: January 30th, 2007

Memorandum

Shanghai Haolai Computer Information Technology Co., Ltd and BroadWebAsia, Inc. desired to establish a joint venture company, which shall be registered in Administrative Industrial and Commercial Bureau and approved by relevant authority, in order to facilitate the registration and approval, both parties herein reach an agreement that Shanghai Haolai Computer Information Technology Co., Ltd takes responsibility of drafting all the application documents. Therefore, both parties confirm as follow:

If such documents were not consistent with the Equity Acquisition Agreement executed by Shanghai Haolai Computer Information Technology Co., Ltd and BroadWebAsia, Inc, the Equity Acquisition Agreement will prevail. Shanghai Haolai Computer Information Technology Co., Ltd is responsible for the liabilities of all the credit and debts before the establishment of joint venture company and BroadWebAsia, Inc accepts no responsibility for such credit and debts.

Shanghai Haolai Computer Information Technology Co., Ltd (chops)

BroadWebAsia, Inc. (chops)

Date: January 30th, 2007